                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                             ARCO CHEMICAL COMPANY

                                      AT

                             $57.75 NET PER SHARE

                                      BY

                       LYONDELL ACQUISITION CORPORATION,

                         A WHOLLY OWNED SUBSIDIARY OF

                        LYONDELL PETROCHEMICAL COMPANY


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON WEDNESDAY, JULY 22, 1998 UNLESS THE OFFER IS EXTENDED


  THE BOARD OF DIRECTORS OF ARCO CHEMICAL COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, STOCKHOLDERS OF ARCO CHEMICAL COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF ARCO CHEMICAL COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY PURCHASER, LYONDELL AND THEIR AFFILIATES, WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

  LYONDELL AND THE PURCHASER HAVE ENTERED INTO A TENDER AND VOTING AGREEMENT DATED AS OF JUNE 18, 1998 WITH ATLANTIC RICHFIELD COMPANY, WHICH HAS REPRESENTED THAT IT HAS SOLE VOTING AND DISPOSITIVE POWER OVER 80,000,001 SHARES (APPROXIMATELY 80.1% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS). PURSUANT TO THE TENDER AND VOTING AGREEMENT, AMONG OTHER THINGS, ATLANTIC RICHFIELD COMPANY HAS AGREED TO TENDER ALL SUCH SHARES PURSUANT TO THE OFFER AND NOT WITHDRAW SUCH SHARES AS LONG AS THE TENDER AND VOTING AGREEMENT REMAINS IN EFFECT.

                      THE DEALER MANAGER FOR THE OFFER IS
                               J.P. MORGAN & CO.

June 24, 1998

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), and any other required documents to the Depositary (as defined herein) and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc. or to J.P. Morgan & Co. at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 INTRODUCTION.............................................................    1
 THE TENDER OFFER.........................................................    3
 1.  TERMS OF THE OFFER..................................................     3
 2.  PROCEDURE FOR TENDERING SHARES......................................     4
 3.  WITHDRAWAL RIGHTS...................................................     7
 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT..................................     7
 5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES........................     8
 6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES..................     9
 7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION;
      EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS......................    10
 8.  CERTAIN INFORMATION CONCERNING THE COMPANY..........................    11
 9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND LYONDELL...........    12
 10. SOURCE AND AMOUNT OF FUNDS..........................................    13
 11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER.    15
 12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AND VOTING
      AGREEMENT..........................................................    17
 13. DIVIDENDS AND DISTRIBUTIONS.........................................    29
 14. CERTAIN CONDITIONS OF THE OFFER.....................................    30
 15. CERTAIN LEGAL MATTERS...............................................    32
 16. FEES AND EXPENSES...................................................    34
 17. MISCELLANEOUS.......................................................    34

To the Holders of Common Stock
of ARCO Chemical Company

                                 INTRODUCTION

  Lyondell Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lyondell Petrochemical Company, a Delaware corporation ("Lyondell"), hereby offers to purchase all the issued and outstanding shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of ARCO Chemical Company, a Delaware corporation (the "Company"), at a purchase price of $57.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of J.P. Morgan & Co., which is acting as Dealer Manager (the "Dealer Manager"), The Bank of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER WILL BE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("MERRILL LYNCH") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISORS. THE OPINION OF MERRILL LYNCH DATED JUNE 18, 1998, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE COMPANY'S STOCKHOLDERS IS FAIR TO THE HOLDERS OF SHARES (OTHER THAN ARCO (AS DEFINED HEREIN)) FROM A FINANCIAL POINT OF VIEW, WILL BE SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) SUCH NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, LYONDELL AND THEIR AFFILIATES, WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION").

  Lyondell expects to make the filing pursuant to the HSR Act applicable to the Offer on June 25, 1998. Accordingly, the waiting period under the HSR Act would expire on July 10, 1998, unless the waiting period is extended as described in Section 15.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 18, 1998 (the "Merger Agreement"), among Lyondell, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger") with the Company surviving the Merger as a wholly owned subsidiary of Lyondell. In the Merger, each issued Share (other than Shares owned by Lyondell, the Purchaser or the Company or any other subsidiary of Lyondell, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon. Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company if such approval is required under applicable law. See Section 12.

  In connection with the execution of the Merger Agreement, Lyondell and Purchaser entered into a Tender and Voting Agreement dated as of June 18, 1998 (the "Tender and Voting Agreement"), with Atlantic Richfield Company, a Delaware corporation ("ARCO"). ARCO has represented in the Tender and Voting Agreement that it has sole voting and dispositive power over 80,000,001 Shares, which represented approximately 80.1% of the outstanding Shares of the Company on a fully diluted basis as of June 18, 1998. Pursuant to the Tender and Voting Agreement, among other things, ARCO has agreed to tender all such Shares pursuant to the Offer, and not withdraw such Shares as long as the Tender and Voting Agreement remains in effect, and has granted Purchaser a proxy, which is irrevocable during the term of the Tender and Voting Agreement, to vote such Shares in favor of the Merger. See Section 12.

  The Merger Agreement and the Tender and Voting Agreement are more fully described in Section 12.

  The Company has informed the Purchaser that, as of June 16, 1998, there were 97,393,822 Shares issued and outstanding and 2,507,990 Shares reserved for issuance upon the exercise of outstanding options or other rights to purchase Shares from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after June 16, 1998, there would be 99,901,812 Shares outstanding on a fully diluted basis and the Minimum Condition will be satisfied if at least 49,950,907 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If ARCO tenders the 80,000,001 Shares over which it has voting and dispositive power, the Minimum Condition will have been satisfied. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See Section 12.

  Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, July 22, 1998 unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

  In the Merger Agreement, the Purchaser has agreed that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to or modify the conditions to the Offer (which are set forth in Section 14), (d) except as set forth in the following sentence, extend the Offer, (e) change the form of consideration payable in the Offer or (f) amend or alter any other term of the Offer in any manner adverse to the Company's stockholders. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (ii) extend the Offer, if at the scheduled or extended Expiration Date, any of the conditions to the Offer are not satisfied or waived, until such time as such conditions are satisfied or waived, and (iii) extend the Offer on one occasion for a period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under the terms of clause (i) or (ii) of this sentence, if on such Expiration Date there shall not have been tendered at least 90% of the outstanding Shares. Notwithstanding the foregoing, Purchaser may not, without the Company's prior written consent, extend the Offer pursuant to clause (ii) of the prior sentence if the failure to satisfy any conditions to the Offer was directly or indirectly caused by an act or omission of Lyondell or Purchaser that constitutes a breach of the Merger Agreement. If any of the conditions of the Offer set forth in Section 14 (other than the Minimum Condition or if the Merger Agreement has been terminated in accordance with its terms) is not satisfied on the Expiration Date of the Offer, then the Purchaser must extend the Offer from time to time until such conditions are satisfied or waived, provided that (i) any such unsatisfied condition is reasonably capable of being satisfied, (ii) any Takeover Proposal (as defined in Section 12) theretofore received by the Company has been rejected by the Company (or, if not so rejected, was received less than ten days prior to the Expiration
Date), and (iii) Purchaser shall not be required to extend the Offer to a date later than the Outside Date (as defined in Section 12). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule l4d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Subject to the terms of the Merger Agreement (which, as described above, prohibit certain amendments to the Offer without the consent of the Company) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated except as described below), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 midnight, New York City time, on Wednesday, July 22, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated except as described below), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

  Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal (or a facsimile thereof), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 18, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Lyondell, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute

Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 22, 1998.

  For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Lyondell, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the Expiration Date for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  Lyondell expects to file a Notification and Report Form with respect to the Offer under the HSR Act on June 25, 1998. Accordingly, the waiting period under the HSR Act with respect to the Offer would expire at 11:59 p.m., New York City time, on July 10, 1998. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Lyondell. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Lyondell with such request. See Section 15 for additional information concerning the HSR Act and the applicability of United States antitrust laws to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, with respect to such Shares and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Lyondell, or to one or more direct or indirect wholly owned subsidiaries of Lyondell, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

  If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year, and in the case of a noncorporate stockholder, will be eligible for a maximum federal income tax rate of 28% (if the Shares were held for more than one year and no more than 18 months) or 20% (if the

Shares were held for more than 18 months). In addition, under present law the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a federal income tax return.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  The Shares are traded on the NYSE under the symbol "RCM." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE Composite Transactions Tape and the amount of cash dividends paid per Share.

                             ARCO CHEMICAL COMPANY

                            COMMON    COMMON
                            STOCK     STOCK        CASH
                             HIGH      LOW       DIVIDENDS
                            ------    ------     ---------
Fiscal Year Ended December
 31, 1996:
  First Quarter...........   52 7/8    48 1/2      $.70
  Second Quarter..........   54        50 1/2      $.70
  Third Quarter...........   52 1/2    47 1/8      $.70
  Fourth Quarter..........   50 3/4    47 1/2      $.70
Fiscal Year Ended December
 31, 1997:
  First Quarter...........   50 1/2    43 1/2      $.70
  Second Quarter..........   47 7/8    40 7/8      $.70
  Third Quarter...........   47 3/4    42 13/16    $.70
  Fourth Quarter..........   51 1/4    43 1/4      $.70
Fiscal Year Ended December
 31, 1998:
  First Quarter...........   50 9/16    46         $.70
  Second Quarter (through
   June 23, 1998).........   58 1/4    47 3/16     $.70

  On June 17, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $50 5/16 per Share. On June 23, 1998, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $57 3/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Merger Agreement permits the Company to continue to pay regular quarterly dividends on the Shares of not more than $0.70 per Share. The payment of dividends on the Shares is a matter for the discretion of the Board of Directors of the Company and is subject to customary restrictions thereon.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the total number of stockholders (including both holders of record and beneficial holders of stock held in the name of NYSE member organizations) were to fall below 400, or such number of total stockholders were to fall below 1,200 and the average monthly trading volume of the Shares were to fall below 100,000, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $8 million. According to the Company, as of June 16, 1998, there were approximately 2,000 holders of record of Shares and there were 97,393,822 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares would be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq National Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its executive offices at 3801 West Chester Pike, Newtown Square, Pennsylvania 19073-2387. The Company is a leading manufacturer and marketer in the Americas, Europe and the Asia Pacific region of intermediate and specialty chemicals used in a broad range of consumer and industrial products.

  Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 1997 10-K") and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (the "Company 1998 10-Q"). More comprehensive financial information is included in the Company 1997 10-K, the Company 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1997 10-K, the Company 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1997 10-K, the Company 1998 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                             ARCO CHEMICAL COMPANY

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                THREE MONTHS
                                   ENDED
                                 MARCH 31,        YEAR ENDED DECEMBER 31,
                                ------------ ----------------------------------
                                1998   1997   1997   1996   1995   1994   1993
                                ----- ------ ------ ------ ------ ------ ------
                                                ($ IN MILLIONS)
OPERATING DATA:
Sales and other operating
 revenues...................... $ 934 $1,029 $3,995 $3,955 $4,282 $3,423 $3,192
Gross profit...................   214    185    765    888  1,180    837    739
Income before income taxes.....   135     73    168    487    756    416    311
Provision for income taxes.....    43     25     57    139    248    147     97
Net income.....................    92     48    111    348    508    269    214
BALANCE SHEET DATA:
Working capital................ $ 418 $  487 $  387 $  500 $  793 $  579 $  456
Total assets................... 4,069  4,363  4,116  4,394  4,135  3,737  3,502
Total debt.....................   906  1,024    913  1,019    912    936    959
Stockholders' equity........... 1,802  1,959  1,793  2,014  1,969  1,659  1,576

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Lyondell do not have any knowledge that any such information is untrue, neither the Purchaser nor Lyondell takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND LYONDELL

  The Purchaser, a Delaware corporation which is a wholly owned subsidiary of Lyondell, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Lyondell. All outstanding shares of capital stock of the Purchaser are owned by Lyondell.

  Lyondell is a Delaware corporation with its principal offices located at 1221 McKinney Street, Suite 1600, Houston, Texas 77010. Through its interests in three joint ventures, Lyondell manufactures a wide variety of petrochemicals and polymers, refined petroleum products and methanol.

  Lyondell provides to the Company a portion of the feedstocks purchased by the Company for its manufacturing facilities located at Bayport and Channelview, Texas. Lyondell also provides processing services and products to the Company, as well as certain plant services at Channelview, Texas. The Company in turn provides certain products and services to Lyondell. The Company has granted Lyondell royalty-free, non-exclusive licenses for the technology necessary to produce methyl tertiary butyl ether and isopropyl alcohol at Lyondell's petrochemical complex in Channelview, Texas.

  Set forth below is certain selected financial information with respect to Lyondell and its subsidiaries excerpted from the information contained in Lyondell's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Lyondell 1997 10-K") and Lyondell's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (the "Lyondell 1998 10-Q"). More comprehensive financial information is included in the Lyondell 1997 10-K, Lyondell 1998 10-Q and other documents filed by Lyondell with the Commission, and the following summary is qualified in its entirety by reference to the Lyondell 1997 10-K, the Lyondell 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Lyondell 1997 10-K, the Lyondell 1998 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                        LYONDELL PETROCHEMICAL COMPANY

                      SELECTED HISTORICAL FINANCIAL DATA

                                 (IN MILLIONS)


                         THREE MONTHS
                         ENDED MARCH
                             31,                  YEAR ENDED DECEMBER 31,
                         ------------- -----------------------------------------------
                          1998   1997   1997     1996(A)    1996   1995   1994   1993
                         ------  ----- ------  ----------- ------ ------ ------ ------
                         (UNAUDITED)           (UNAUDITED)
OPERATING DATA:
Sales and other
 operating revenues..... $   --   $755 $2,876     2,644    $5,052 $4,936 $3,857 $3,850
Income from equity
 investments............    120      6    132         2        --     --     --     --
Gross profit............    120    642    534       418       512    910    561    223
Income before income
 taxes..................    104     63    456       196       196    618    349     16
Provision for income
 taxes..................     39     23    170        70       229    426     12      9
Net Income..............     65     40    407       126       126     --    223     26
BALANCE SHEET DATA:
Working capital.........    (39)   130   (205)      134        60     70    264    224
Total assets............  1,397  1,423  1,559     1,890     3,276  2,606  1,663  1,231
Total debt..............    395    964    445       906     1,366    957    717    725
Stockholders' equity
 (deficit)..............    652    453    619       431       431    380     63    (88)

--------
(a) The unaudited reclassified financial information presents the financial position and results of operations of Lyondell as of and for the period ended December 31, 1996 using the equity method of accounting (rather than consolidation) for Lyondell's investment in Lyondell-Citgo Refining Company, Ltd. as if the change in accounting method had been effective on January 1, 1996 rather than on January 1, 1997.

  Available Information. Lyondell is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Lyondell's directors and officers, their remuneration, stock options and other matters, the principal holders of Lyondell's securities and any material interest of such persons in transactions with Lyondell is required to be disclosed in proxy statements distributed to Lyondell's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in
Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $5.9 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Lyondell. The Purchaser's ability to obtain financing is not a condition to the Purchaser's obligations under the Offer, the Merger Agreement and the Tender and Voting Agreement. Lyondell plans to obtain funds to advance to the Purchaser through loans under the credit arrangements described below.

  Lyondell expects to obtain through J.P. Morgan Securities Inc., as arranger ("J.P. Morgan"), and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), BancAmerica Robertson Stephens and Chase Securities, Inc., as co-arrangers, financing in the amount of up to $7.0 billion (the "Credit Facilities"), which includes amounts to refinance certain indebtedness of the Company and to meet ongoing needs of Lyondell. Morgan Guaranty Trust Company of New York, DLJ Capital Funding, Inc., Bank of America National Trust and Savings Association, The Chase Manhattan Bank, Citibank, N.A. and NationsBank, N.A., have provided underwriting commitments (the "Commitments") for the full amount of the Credit Facilities. The

Credit Facilities consist of (i) a revolving credit facility of up to $500 million and (ii) four separate term loans in the amounts of (a) $2.25 billion ("Term Loan A"), (b) $1.0 billion ("Term Loan B"), (c) $1.25 billion ("Term Loan C") and (d) $2 billion ("Term Loan D"). All of the loans will be available to Lyondell on the date of the consummation of the Offer. The revolving credit facility will be a five-year facility. Term Loan A will be a five-year term loan, with the amortization schedule to be determined. Term Loan B will be a seven-year term loan, with the amortization schedule to be determined. Term Loan C will be a one-year term loan, with principal due at maturity. Term Loan D will be a two-year term loan, with principal due at maturity.

  At the option of Lyondell, the loans will bear interest at (i) the base rate (which means the higher of the prime rate of Morgan Guaranty Trust Company of New York or the federal funds rate plus 0.50%) plus a variable margin; or (ii) the Eurodollar rate. Interest in respect of base rate loans will be payable quarterly in arrears on the last business day of each fiscal quarter. Interest on Eurodollar loans will be payable at the end of the applicable interest period, but not less frequently than quarterly. Eurodollar loans would have interest periods of 1, 2, 3 or 6 months, with 9 or 12 month periods permitted if available. All interest and fees will be calculated on the basis of the number of actual days elapsed in a 360-day year. The Eurodollar loan pricing will initially be (i) for Term Loan A, the London interbank offered rate ("LIBOR") plus 200 basis points, (ii) for Term Loan B, LIBOR plus 250 basis points, (iii) for Term Loan C, LIBOR plus 200 basis points, (iv) for Term Loan D, LIBOR plus 200 basis points and (v) for the revolving credit facility, LIBOR plus 200 basis points. The variable margin to be added to the base rate will initially be 100 basis points less than the applicable margin over LIBOR.

  Mandatory prepayments will be required under the term loans until (i) the date Term Loan C and Term Loan D are repaid in full, including accrued interest and fees and (ii) Lyondell has achieved investment grade ratings of at least BBB- and Baa3 from Standard & Poor's and Moody's, respectively, from or as a result of (a) certain equity issuances, (b) certain debt incurrences,
(c) asset sales (with certain exceptions for inventory in the ordinary course of business and individual asset sales, the proceeds of which do not exceed $10 million), (d) receipt of proceeds from certain casualty losses unless used within 18 months to replace the insured assets, or (e) 50% of annual excess cash flow (to be defined in the credit documentation). Loans may be voluntarily repaid at any time upon appropriate notice, subject in all cases to breakage costs if Eurodollar loans are prepaid other than on the last day of the applicable interest period.

  The Commitments are subject to, among other things, (i) the absence of adverse changes in the market for syndicated bank loans or in the regulatory environment that would be likely to materially adversely affect the syndication of the proposed financing, (ii) the absence of material adverse changes in the financial condition, business, assets, results of operation or prospects of Lyondell and the Company taken as a whole, (iii) the absence of any competing offering, placement or arrangement of debt securities or lender financing on behalf of Lyondell, and (iv) the negotiation, execution and delivery of mutually acceptable definitive loan documentation within 90 days of June 17, 1998.

  The Credit Facilities will be secured by (i) a pledge of the stock and intercompany indebtedness of any material subsidiaries directly owned by Lyondell, including the subsidiaries (the "JV Subsidiaries") that hold Lyondell's interests in Equistar Chemicals, LP, Lyondell-Citgo Refining Company, Ltd. and Lyondell Methanol Company, Ltd. (collectively the "JVs") and
(ii) the rights of the JV Subsidiaries to receive distributions from the JVs. Obligations under the Credit Facilities will be guaranteed by the Purchaser, the Company, and any other material domestic subsidiaries of Lyondell, excluding the JVs and the JV Subsidiaries.

  The foregoing summary is qualified in its entirety by reference to the text of the letters evidencing the Commitments, copies of which are filed as exhibits to the Schedule 14D-1 and incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth under "Available Information" in Section 9. If and when definitive documentation providing for the Credit Facilities is executed, copies will be filed with the Commission. Because the procurement of the facilities is subject to, among other things, the negotiation, execution and delivery of definitive documentation on terms satisfactory to the lenders, there can be no assurance that the terms described above will be the actual or only terms of the Credit Facilities.

  Although no definitive plan or arrangement for repayment of borrowings under the Credit Facilities has been made, Lyondell expects that it will repay any amounts borrowed with cash flow from operations and internally generated funds (including, if the Merger is consummated, those of the Company) and from other sources which may include the proceeds from future public or private sales of debt or equity securities. The sources for repayment of such borrowings will also depend on Lyondell's review from time to time of the advisability of certain actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Lyondell may deem appropriate.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  Lyondell is a former subsidiary of ARCO. Certain of the manufacturing facilities of Lyondell and the Company were once operated as part of the same division of ARCO. The Company's manufacturing facilities in Channelview and Pasadena, Texas are adjacent to facilities held by Lyondell's 41% owned joint venture, Equistar Chemicals, L.P. ("Equistar").

  Lyondell (including Equistar) and the Company are parties to various commercial contracts pursuant to which Lyondell provides feedstocks for the Company's propylene oxide, styrene and methyl tertiary butyl ether ("MTBE") businesses at its Channelview facilities. Lyondell also sells MTBE to the Company. Pricing arrangements under these contracts are representative of prevailing market prices. In 1997, Lyondell recorded revenues of approximately $271 million from sales to the Company, which sales accounted for approximately 9.6% of Lyondell's total revenues from sales of petrochemical products for 1997 and approximately 8.3% of Lyondell's total revenues for 1997. Lyondell also provides certain nominal plant services at the Company's Channelview facilities. The Company sells certain feedstocks and supplies to Lyondell at market-based prices.

  Lyondell and the Company also are parties, along with ARCO, to a Dispute Resolution Agreement that mandates a procedure for negotiation and binding arbitration of significant commercial disputes among any two or more of the parties.

  In December 1997, Lyondell began an internal review and assessment of the desirability and feasibility of acquiring the Company. In February 1998, Lyondell engaged J. P. Morgan as financial advisor to assist in the evaluation process.

  On February 17, 1998, Dan F. Smith, President and Chief Executive Officer of Lyondell, called Mike R. Bowlin, Chairman and Chief Executive Officer of ARCO, to express Lyondell's interest in acquiring the Company. On February 20, 1998, ARCO and Lyondell entered into a confidentiality agreement regarding any discussions relating to a possible transaction.

  On March 4, 1998, at the initiation of Mr. Smith, a meeting took place between Mr. Smith and Mr. Bowlin, in which Mr. Smith reiterated Lyondell's interest in acquiring the Company and potential value ranges were discussed. Other attendees included Terry G. Dallas, Senior Vice President and Treasurer of ARCO, Edward Rich, Vice President, Finance and Treasurer of Lyondell, and representatives from J.P. Morgan. On March 13, 1998, ARCO and Lyondell entered into a supplemental confidentiality agreement covering evaluation information.

  At the invitation of ARCO, on March 17, 1998, Lyondell submitted to ARCO a written expression of interest with respect to the potential acquisition by Lyondell or an affiliate of Lyondell of 100% of the Common Stock. Subject to certain assumptions and conditions, Lyondell expressed an interest in acquiring all outstanding Shares in an all cash transaction for a purchase price of $6.5 billion, including the assumption of $913 million of debt. Lyondell's letter stated that the proposed purchase price was predicated on the assumption that the Purchaser would receive a tax basis in the assets equal to the purchase price for the Company and that any tax liabilities resulting from the transaction would remain with shareholders of the Company. The letter indicated that financing for the acquisition would be provided by a group led by J.P. Morgan. The Lyondell expression of interest was also subject to the satisfactory completion of due diligence, as well as approval by the Boards of Directors of Lyondell and the Company.

  On April 22, 1998, Lyondell entered into a confidentiality agreement with ARCO and the Company (which superseded the earlier such agreements). On April 27-28, 1998, representatives of Equistar, Lyondell, J.P. Morgan and DLJ, whom Lyondell had engaged to help secure financing, met with representatives of the Company and ARCO for a series of due diligence sessions, and representatives of Lyondell reviewed certain due diligence information concerning the Company organized in a data room.

  On May 6, 1998, Lyondell was invited by ARCO, acting through its financial advisor, to submit by May 15, 1998 a firm offer for the possible acquisition of the Company. As part of the process, Lyondell was asked to review and submit proposed revisions to drafts of a Merger Agreement, a Tender and Voting Agreement and a Tax Agreement, which were delivered to Lyondell on May 8, 1998.

  On May 15, 1998, Lyondell delivered to ARCO a written proposal to purchase all of the outstanding Shares. In the proposal, Lyondell indicated that it was prepared to make a cash tender offer for all outstanding Shares at $51 per Share, with an option for stockholders of the Company (other than ARCO) to receive, in a second step merger, either (i) $51 in cash per Share or (ii) Lyondell common stock having a market value at the time of the merger of $56 per Share, subject to a maximum of 15.5 million shares of Lyondell common stock being issued. Lyondell also proposed that ARCO be responsible for all liabilities arising out of a Section 338(h)(10) election under the Internal Revenue Code (a "338(h)(10) Election") and for certain other potential tax liabilities of the Company. Lyondell also proposed that it be given an option to purchase the Shares owned by ARCO. The proposal was also accompanied by markups of the proposed agreements between the parties. The proposal was subject to approval by the Boards of Directors of each of Lyondell and the Company, as well as additional due diligence. The proposal was accompanied by commitment and highly confident letters from J.P. Morgan and DLJ regarding financing.

  On May 18, 1998, Lyondell was informed by ARCO's financial advisor, and Mr. Smith was informed by Mr. Bowlin, that ARCO was not interested in pursuing a transaction on the terms proposed. Over the course of the next two weeks, Lyondell, acting directly and through its financial advisors, continued to pursue the possibility of a transaction and reiterated to ARCO its interest in acquiring the Company.

  On June 3, 1998, ARCO and the Company publicly announced that they had agreed to a transaction pursuant to which ARCO would reduce its ownership interest in the Company from 82% to 50% through a secondary offering of Common Stock and a simultaneous share repurchase by the Company from ARCO of additional Common Stock.

  On June 4, Lyondell submitted a revised written proposal to purchase all outstanding Shares for $56.50 per share, with no change from the previous proposal with respect to responsibilities for tax liabilities. The Lyondell proposal was subject to approval by the Boards of Directors of Lyondell and the Company. Between June 4 and June 10, 1998, ARCO and its financial advisors engaged in discussions with Lyondell and its financial advisors regarding the proposed purchase price, the potential responsibility for certain tax liabilities, and other terms. On June 10, 1998, these discussions terminated due to inability to reach agreement on financial terms.

  On June 13, 1998, a Lyondell financial advisor called an ARCO financial advisor to indicate that Lyondell would consider a revised proposal to purchase all outstanding Shares for $57.75 per share and confirmed that Lyondell would have fully committed financing for the entire purchase price. Under the revised proposal, ARCO would be responsible for liabilities arising out of a 338(h)(10) Election, but would not be responsible for the other tax liabilities of the Company as originally proposed by Lyondell. On June 14, 1998, Mr. Bowlin called Mr. Smith to communicate an interest in pursuing discussions of the revised Lyondell proposal.

  During the period June 15 through June 18, 1998, Lyondell and ARCO and their respective legal and financial advisors met to conduct further negotiations of the price and other terms of the proposed transaction. Representatives of the Company participated in certain of such negotiations with respect to the other terms of the proposed transaction. On June 17, 1998, Lyondell's Board of Directors met and authorized the execution and delivery of the Merger Agreement and the related agreements in substantially the form reviewed at the meeting.

On the morning of June 18, 1998, ARCO and the Company issued press releases announcing that the parties were conducting negotiations regarding a sale of the Company and that the Company's Board of Directors was meeting that day to consider a proposed transaction. Lyondell issued a statement confirming that negotiations were pending.

  On June 18, 1998, Lyondell, the Purchaser and the Company executed the Merger Agreement, Lyondell, the Purchaser and ARCO executed the Tender and Voting Agreement, and Lyondell, ARCO and the Company executed the Tax Agreement (as defined under the heading "Purpose of the Offer; The Merger Agreement; The Tender and Voting Agreement--The Tax Agreement" in Section 12), and the parties issued press releases announcing the agreements providing for the Offer and the Merger.


12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AND VOTING
  AGREEMENT

PURPOSE
  The purpose of the Offer is to enable Lyondell to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

THE MERGER AGREEMENT

  The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each issued Share (other than Shares owned by Lyondell, the Purchaser or the Company or any other subsidiary of Lyondell, or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation an amount in cash equal to the price per Share paid pursuant to the Offer without interest thereon. The "Surviving Corporation" of the Merger will be the Company.

  Vote Required To Approve Merger. The Delaware General Corporation Law ("DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. Under the DGCL, if stockholder adoption of the Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser). If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

  The DGCL also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of each of Purchaser, Lyondell and the Company to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) if required by the DGCL, the Merger Agreement having been approved and adopted by the affirmative vote of the holders of a majority of the Shares; provided, however, that neither Lyondell nor Purchaser shall be entitled to assert the failure of this condition if Lyondell breaches its agreement to cause all Shares purchased in the Offer to be voted in favor of, or to consent to, the Merger; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity (as defined herein) or other legal restraint or prohibition preventing the consummation of the Merger being in effect; and (c) the Purchaser having previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that neither Lyondell nor Purchaser will be entitled to assert the failure of this condition if Purchaser breaches certain of its obligations in connection with the Offer as set forth in the Merger Agreement or fails to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares:

    (1) by mutual written consent of Lyondell and the Company;

    (2) by either Lyondell or the Company if: (a) any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or (b) the Merger shall not have been consummated by June 30, 1999.

    (3) by Lyondell if as the result of a failure of any of the conditions to the Offer set forth in Section 14, Purchaser shall not have accepted for payment any Shares pursuant to the Offer on or prior to the Outside Date (as defined herein); provided, however, that such right to terminate the Merger Agreement shall not be available to Lyondell if (a) Purchaser shall have breached its obligation to extend the Offer under certain circumstances when an Offer condition has not been met or (b) such failure of such Offer condition is caused by or results from the failure of Lyondell or Purchaser to perform in any material respect any of its covenants or agreements contained in the Merger Agreement or the failure of any representation or warranty of Lyondell or Purchaser contained therein to be true and correct in any material respect.

    (4) by the Company if:

      (a) Purchaser shall not have accepted for payment any Shares pursuant to the Offer on or prior to the Outside Date, provided, however, that the failure to accept Shares for payment is not caused by or result from the failure of the Company to satisfy any condition set forth in paragraphs (c) or (d) of Section 14 hereof; or

      (b) prior to the acceptance by Purchaser of Shares for payment pursuant to the Offer, the Board of Directors of the Company determines that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below); provided, however, that at least two business days prior to such termination the Company shall have given Lyondell written notice advising Lyondell that the Board of Directors of the Company has received a Takeover Proposal that it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and provided, further, however, that (i) prior to such termination, the Board of Directors of the Company has reaffirmed its determination that such Takeover Proposal, taking into account any amendment by Lyondell of the terms of the Offer and Merger or any offer by Lyondell to amend the terms of the Merger Agreement, the Offer or the Merger, together with any subsequent amendments or modifications of such Takeover Proposal, is a Superior Proposal and (ii) no such termination shall be effective unless concurrently with such termination a termination fee equal to $140,000,000 is paid in cash by the Company to Lyondell.

  The term "Outside Date" is defined as the later of (a) the 30th day after the initial expiration of the Offer (i.e., August 21, 1998) or (b) the date that the HSR Condition has been satisfied for a period of two business days, but in no event later than the 60th day after the initial expiration of the Offer (i.e., September 20, 1998).

  Takeover Proposals. For purposes of the Merger Agreement, a "Takeover Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, more than 30% of the voting power of the Shares or of the assets of the Company; provided, however, that a change in the terms of a proposal submitted prior to the date of the Merger Agreement will be deemed a new "Takeover Proposal." For purposes of the Merger Agreement, a "Superior Proposal" means any Takeover Proposal having terms which the Board of Directors of the Company determines in its good faith judgment (based, with respect to the consideration payable, on the opinion of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and to be reasonably capable of being completed (and for which financing has been committed on customary terms).

  The Merger Agreement provides that the Company will, and will direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Lyondell and the Purchaser that may be ongoing with respect to a Takeover Proposal. The Merger Agreement provides that the Company will not, and will not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (1) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, that a Takeover Proposal that has not been solicited, initiated or encouraged after the date of the Merger Agreement in violation of either clause (1) above or similar provisions of the Tender and Voting Agreement, constitutes a Superior Proposal, the Company may (a) furnish information with respect to the Company and its subsidiaries to the third party that has made such Takeover Proposal (and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party) pursuant to a customary and reasonable confidentiality agreement and (b) participate in negotiations regarding such Takeover Proposal. In addition to the obligations of the Company set forth in this paragraph, the Merger Agreement provides that the Company shall immediately advise Lyondell orally and in writing of any request for information or of any Takeover Proposal or any inquiry regarding the making of a Takeover Proposal.

  The Merger Agreement provides further that nothing contained in the provisions summarized under "--Takeover Proposals",will prohibit the Company from at any time taking and disclosing to its stockholders a position (including the withdrawal or modification of any recommendation with respect to the Offer and the Merger) contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would create a risk of liability for breach of its fiduciary duties to its stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof will, except as permitted in accordance with this paragraph or paragraph 4(b) above under "--Termination of the Merger Agreement", withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

  Fees and Expenses. The Merger Agreement provides that all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

  Conduct of Business. The Merger Agreement provides that, from the date thereof until such time as Purchaser's designees shall constitute a majority of the Board of Directors of the Company, except as otherwise contemplated in the Merger Agreement or to the extent that Lyondell shall otherwise consent in writing, the

Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner as theretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with them.

  The Merger Agreement further provides that, without limiting the generality of the foregoing, from the date thereof until such time as Purchaser's designees shall constitute a majority of the Board of Directors of the Company, except as expressly contemplated or permitted by the Merger Agreement or the Disclosure Letter delivered by the Company to Lyondell and Purchaser concurrently with the execution and delivery of the Merger Agreement, or to the extent that Lyondell shall otherwise consent in writing, the Company will
(a) use its commercially reasonable efforts to operate and maintain its business in all material respects only in the usual, regular and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work and including offsite storage, treatment and disposal of chemical substances generated prior to such time as Purchaser's designees shall constitute a majority of the Board of Directors of the Company) and, to the extent consistent with such operation and maintenance, use commercially reasonable efforts to preserve the present business organization of its business intact, keep available the services of, and good relations with, the present employees and preserve present relationships with all persons having business dealings with its business, except in each case for such matters that, individually and in the aggregate, do not and are not reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole and (b) except to the extent required by clause (a) above, the Company will not, and will not permit any of its subsidiaries to: (i) (x) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and other than the regular quarterly dividend in respect of the Shares in the amount of $.70 per Share, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of currently outstanding Company Stock Options (as defined herein)); (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms) or as provided for in the Merger Agreement; (iii) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents; (iv) acquire or agree to acquire (y) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation (other than any subsidiary of the Company), partnership, joint venture, association or other business organization or division therefor or (z) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except acquisitions in the ordinary course of business consistent with past practice and acquisitions permitted by clause
(vii) below; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, that are material, in the aggregate, to the Company and its subsidiaries taken as a whole, except (x) sales, leases or other dispositions of inventory, or
(y) sales or licenses in the ordinary course of business consistent with past practice and which, individually, are not in excess of $5 million and, in the aggregate, are not in excess of $25 million; (vi) (y) incur any indebtedness for borrowed money other than (1) the issuance or roll-over of commercial paper in the ordinary course of business and consistent with past practice and
(2) indebtedness to or from ARCO that will be repaid in full prior to the expiration of the Offer, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, or (z) make any loans, advances (other than to employees of the Company and its subsidiaries in the ordinary course of business) or capital contributions to, or investments in, any other person (other than any subsidiary of the Company); (vii) make or agree to make any capital expenditures regarding the BDO-II or PO-11 projects, other than those reasonably necessary to avoid payment of penalties or cancellation fees, or make or agree to make any other capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $10 million or, in the aggregate, are in excess of $25 million, other than caretaker, maintenance and turnaround capital expenditures in the ordinary course of business; (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (as defined in the Merger Agreement) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party; (ix) (a) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, consulting, indemnification, severance, termination or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director or employee, (b) except as reasonably called for pursuant to formulas contained in existing employee benefit plans or arrangements and except for salary increases in the ordinary course of business and consistent with past practices, agree to any increase in the compensation (including bonuses) payable or to become payable to any officer, director or employee or
(c) change the performance objective or performance period under any employee benefit plans; (x) make any tax election that would have a material adverse effect (as defined in the Merger Agreement) on the Company and its subsidiaries taken as a whole (and the Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Lyondell and its advisors as to the positions and elections that may be taken or made with respect to such return and to the extent practical the Company shall defer settlement or compromise of any income tax liability of the Company or any of its subsidiaries that would have a material adverse effect on the Company and its subsidiaries taken as a whole until such time as Purchaser's designees shall constitute a majority of the Board of Directors of the Company); (xi) waive any material rights or claims relating to the Company's business; (xii) accelerate vesting or conversion or approve the acceleration or conversion of any shares of restricted stock, except as provided in the Merger Agreement, or grant or approve the grant of any additional shares of restricted stock, phantom stock units, or stock options under any existing plan, except as provided in the Merger Agreement, or modify the term of any performance period or the performance objective to be attained for that performance period under any existing plan; or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

  Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by Purchaser pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act and subject to the last sentence of this paragraph, representation on the Board equal to at least that number of directors (rounded up to the next whole number) equal to the product of (i) the total number of directors on the Board and (ii) the percentage that the number of Shares owned by Purchaser bears to the number of Shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected or appointed to the Board of Directors of the Company. Subject to applicable law, the Company has agreed to take all action requested by Lyondell necessary to effect any such election, including mailing to its stockholders the information statement (as amended from time to time, the "Information Statement") containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Appendix A to the Schedule 14d-9. See "Plans for the Company" below. In connection with the foregoing, the Company has agreed to promptly, at the option of Lyondell, either increase the size of the Company's Board of Directors and/or use its commercially reasonable efforts to obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company's Board of Directors as provided above. In addition, the Merger Agreement provides that, subject to applicable law, at such time as Purchaser is entitled to designate a number of directors as provided by the Merger Agreement, at the request of Lyondell, the Company will use its best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Board of Directors of (x) each committee of the Board of Directors, (y) each board of directors of each subsidiary of the Company and (z) each committee of each such board.

Notwithstanding the foregoing, until the effective time of the Merger, there shall be at least two directors who are directors on the date of the Merger Agreement and who are not designees nor officers, directors, employees or affiliates of Lyondell or Purchaser nor officers or employees of the Company or ARCO ("Independent Directors"), provided that if the number of Independent Directors shall be reduced below two for any reason, the Board of Directors shall subject to the approval of the remaining Independent Directors (or Independent Director, if there be only one remaining), if any, designate a person or persons to fill the vacancy or vacancies who are not designees nor officers, directors, employees or affiliates of Lyondell or Purchaser nor officers or employees of the Company, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

  Stock Options. The Merger Agreement provides that upon the consummation of the Offer, as and to the extent provided in the Company's Change of Control Plan adopted effective on February 19, 1998 (the "Change of Control Plan"),
(a) each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Incentive Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, will be canceled by the Company in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (i) the number of Shares subject to such Company Stock Option immediately prior to the consummation of the Offer and (ii) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option (the "Net Amount"); (b) each phantom stock unit granted under the Company's Value Incentive Plan outstanding immediately prior to the consummation of the Offer will, whether or not exercisable, be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to (i) the excess of (x) the price per Share paid in the Offer over (y) the award price assigned to the phantom stock unit, multiplied by (ii) the number of Shares subject to such unit (the "SAR Amount"); (c) each dividend share credit ("DSCs") accrued, credited or issued immediately prior to the consummation of the Offer in connection with a Company Stock Option or phantom stock unit, and each DSC that would have been accrued, credited or issued (as determined in accordance with the Company's Change of Control Plan) through the remainder of the term of each such Company Stock Option or phantom stock unit, will, whether or not vested, be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to the price per Share paid in the Offer (the "DSC Amount"); (d) each share of contingent restricted stock issued under the Company's 1998 Long Term Incentive Plan (the "1998 LTIP") that is eligible for conversion upon achievement of the current Return on Capital Managed target (the "RCM") performance level established under the 1998 LTIP will, immediately prior to the consummation of the Offer, be converted to performance-based restricted stock on a pro-rated basis based on a calculation of the percentage of the current RCM performance objective achieved as of the consummation of the Offer (but not to exceed 25% of the outstanding shares of contingent restricted stock issued under the 1998 LTIP);
(e) the performance supplement related to the contingent restricted stock referred to in clause (d) above will be calculated immediately prior to the consummation of the Offer using the price per Share to be paid in the Offer, and the resulting number of shares of performance-based restricted stock will be issued to the Company's employees in accordance with the 1998 LTIP; and (f) each share of performance-based restricted stock outstanding immediately prior to the consummation of the Offer (including amounts issued under clauses (d) and (e) above) will, whether or not vested, be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to the price per Share paid in the Offer (the "Restricted Stock Amount").

  The Merger Agreement further provides that, subject to the foregoing paragraph, all Stock Incentive Plans will terminate as of the effective time of the Merger, but, notwithstanding the foregoing, the Surviving Corporation will continue to be obligated to pay the Net Amount, the SAR Amount, the DSC Amount and the Restricted Stock Amount. The Merger Agreement provides that all calculations required to be made pursuant to the foregoing paragraph will be made in accordance with Article IV of the Company's Change of Control Plan and the terms of the relevant Stock Incentive Plan. In the Merger Agreement the Company represents that ARCO has taken all such actions as are necessary so that options to acquire ARCO shares and DSCs with respect to ARCO shares held by or credited to employees of the Company and its subsidiaries are not forfeited upon consummation of the Offer and remain outstanding for the duration of their terms.

  Employee Benefits Matters. The Merger Agreement provides that, at and after the consummation of the Offer, Lyondell will cause the Company and its subsidiaries to promptly pay or provide when due all compensation and benefits provided for pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans (including, without limitation, deferred compensation and change of control plans), programs and policies in existence as of the consummation of the Offer for any employee (and/or former employee) and director (and/or former director) of the Company and its subsidiaries; provided, however, that Lyondell will not be precluded by the provisions described in this paragraph from amending or terminating any such plans, arrangements, programs or policies after the consummation of the Offer. Lyondell and the Company have agreed that the Company and its subsidiaries will pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date of the Merger Agreement.

  The Merger Agreement provides that Lyondell will cause the Company, for the period commencing upon the consummation of the Offer and ending on the end of the calendar year following the year in which the consummation of the Offer occurs (the "Continuation Period"), to provide employee benefits under plans, programs and arrangements which, in the aggregate for all current employees of the Company and its subsidiaries as a group (other than employees covered by a collective bargaining agreement), will provide benefits to such employees which are not materially less favorable than those provided pursuant to the plans, programs and arrangements of the Company and its subsidiaries in effect on the date of the Merger Agreement and employees covered by collective bargaining agreements will be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, that, without limiting the generality of the foregoing, Lyondell shall not be required to provide compensation which is based upon the equity of the Company or any of its subsidiaries; and provided, however, that, without limiting the generality of the foregoing, nothing in the Merger Agreement will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Lyondell, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. The Merger Agreement further provides that, during the Continuation Period, Lyondell will provide, or cause the Surviving Corporation to provide, post-retirement health, dental, life insurance and other welfare benefits that are not materially less favorable than those that are provided by the Company immediately prior to the consummation of the Offer to those employees or directors or former employees or directors of the Company and any of its subsidiaries who at such time (x) were receiving any such benefits, (y) would have been eligible to receive any of such benefits upon his or her termination at such time or (z) would have become eligible within one year of such time to receive any of such benefits upon his or her termination within such one-year period. The Merger Agreement further provides that employees of the Company and its subsidiaries will be given credit for all service with ARCO and its affiliates and with the Company and its subsidiaries, under each employee benefit plan, program, or arrangement of Lyondell or its affiliates in which such employees are eligible to participate for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event will such employees be entitled to any credit to the extent that it would result in any duplication of benefits with respect to the same period of service under any plans of ARCO and its affiliates, the Company and Lyondell. The Merger Agreement provides that if employees of the Company and its subsidiaries become eligible to participate in a medical, dental, disability, life insurance or other welfare plan of Lyondell or its subsidiaries, Lyondell will cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable plan of ARCO or the Company and its or their subsidiaries and (ii) give credit for any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans prior to such participation.

  The Merger Agreement provides that nothing in the provisions summarized under "--Employee Benefits Matters" requires the continued employment of any person or, subject to the preceding paragraph, prevents the Company and/or the Surviving Corporation and their subsidiaries from taking any action or refraining from taking any action which the Company and its subsidiaries prior to the consummation of the Offer, could have taken or refrained from taking. The Merger Agreement and the Tender and Voting Agreement provide that promptly following the execution thereof, the Company and ARCO will enter into an agreement providing that, effective upon the purchase of Shares pursuant to the Offer, all administrative service agreements and arrangements between ARCO and the Company relating to the Company's employee benefit plans and payroll services shall continue for a period no less than the Continuation Period; provided, however, that ARCO shall have the right to (i) terminate such agreement if there are any change or changes in such benefit plans or payroll services that result in any additional costs or burdens to ARCO in performing its obligations under such agreement and (ii) to remove AIMCO as designated fiduciary with respect to employee benefit plans within 90 days after the consummation of the Offer.

  Indemnification, Exculpation and Insurance. The Merger Agreement provides that Lyondell agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including with respect to the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement or at the effective time of the Merger in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation, its By-Laws (each as in effect on the date of the Merger Agreement) and indemnification agreements will be assumed by the Surviving Corporation in the Merger, without further action, as of the effective time of the Merger and will survive the Merger and will continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the effective time of the Merger; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) under the Merger Agreement in respect of any such claims will continue, without diminution, until disposition of any and all such claims.

  In the Merger Agreement, Lyondell agrees that, for six years after the effective time of the Merger, it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the effective time of the Merger (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger, including in connection with the Merger Agreement and the transactions contemplated thereby, whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent permitted under applicable law (and Lyondell will, or will cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law); provided, however, that, with respect to any Indemnified Person that is an officer or employee of ARCO as of the date of the Merger Agreement, such Indemnified Person shall first have pursued all available rights to indemnification (and advancement of expenses) from ARCO. Pursuant to the Merger Agreement and the Tender and Voting Agreement, ARCO has agreed to indemnify and hold harmless any such Indemnified Person that is at the date of the Merger Agreement an officer or employee of ARCO against any such Costs (not covered by insurance and paid) to the fullest extent permitted under applicable law (and ARCO shall also advance expenses as incurred to the fullest extent permitted under applicable law).

  The Merger Agreement provides that, in the event that Lyondell, the Surviving Corporation or any of their successors or assigns (a) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Lyondell or the Surviving Corporation, as the case may be, shall assume the obligations set forth in the two foregoing paragraphs. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Lyondell will either guarantee the indemnification obligations referred to in the two foregoing paragraphs or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

   Pursuant to the Merger Agreement and the Tender and Voting Agreement, ARCO has agreed, for a period of six years after the effective time of the Merger, to cause to be maintained in effect policies of directors' and officers' liability insurance substantially in the amounts currently maintained by ARCO and covering the officers, directors and employees of the Company currently covered by ARCO's directors' and officers' liability insurance with similar terms and conditions with respect to claims arising from or related to facts or events which occurred at or before the effective time of the Merger; provided, however, that ARCO shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of the Merger Agreement by ARCO for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, ARCO shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, ARCO shall purchase extended reporting periods with respect to such insurance for an amount which, together with all other insurance purchased pursuant to this paragraph, does not exceed the Maximum Premium. It is understood that ARCO will not take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this paragraph.

  The Merger Agreement provides that the provisions of the four previous paragraphs (x) are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and (y) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

  Reasonable Efforts; Notification. The Merger Agreement provides that (a) upon the terms and subject to the conditions set forth therein, each of the parties to the Merger Agreement will use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including but not limited to: (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Information Statement, the Proxy Statement, any required filings under the HSR Act or other foreign filings and any amendments or supplements to any thereof and (ii) using its commercially reasonable efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger, (b) in case at any time after the effective time of the Merger any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use their commercially reasonable efforts to take all such necessary action, (c) the Company and Lyondell each will keep the other apprised of the status of matters relating to completion of the transactions contemplated in the Merger Agreement, including promptly furnishing the other with copies of notices or other communications received by Lyondell or the Company, as the case may be, or any of their subsidiaries, from any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, and (d) the parties to the Merger Agreement will consult and cooperate with one another, and consider in good faith the views of one another in connection with, and will provide each other the opportunity to review and comment upon, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the Merger Agreement in connection with proceedings under or relating to the HSR Act or any other antitrust law. The Merger Agreement further provides that, without limiting the generality of the foregoing undertakings, (i) Lyondell agrees that, if necessary to prevent any Governmental Entity from taking steps to obtain, or from issuing, any order, injunction, decree, judgment or ruling or the taking of any other action that would (x) restrain, enjoin or otherwise prohibit the Offer, the Merger or any of the other transactions contemplated by this Agreement or (y) cause any Offer Condition not to be satisfied, Lyondell shall (A) offer to accept an order to divest (and to enter into a consent decree or other agreement giving effect thereto) such of the Company's or Lyondell's assets and business, and agree to hold separate such assets and business pending such divestiture, and
(B) enter into any supply, license, tolling, joint venture or other agreement or take any other action, as may be necessary to forestall such order, decree, ruling or action; provided, however, that notwithstanding the foregoing provisions of this clause (i), Lyondell shall not be required to take any such action that would have a material adverse effect on the Company and its Subsidiaries taken as a whole, to waive any material rights, or to take any action that would result in any of the consequences referred to in paragraph (a) of Item 14; and (ii) without limitation of the foregoing clause (i), the Company and Lyondell each agree to contest and resist any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) (an "Order") that (x) would delay, restrain, enjoin or otherwise prohibit consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or (y) cause any conditions to the Offer set forth in Section 14 hereof not to be satisfied and, in the event that any such temporary or preliminary Order is entered in any proceeding, to take the steps contemplated by the foregoing clause (i) and to use its commercially reasonable efforts to take promptly any and all other steps (including, the appeal thereof and the posting of a bond) necessary to vacate, modify or suspend such Order so as to permit such consummation as promptly as practicable after the date of the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  Amendment; Extension; Waiver. The Merger Agreement provides that: (a) it may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the approval of the Company's stockholders (if required by the DGCL), but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without obtaining such further approval; and (b) it may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement provides further that, at any time prior to the effective time of the Merger, the parties thereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto or (c) subject to the first sentence of this paragraph, waive compliance with any of the agreements or conditions contained therein. The Merger Agreement provides that any agreement on the part of a party thereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party and that the failure of any party to the Merger Agreement to assert any of its rights thereunder or otherwise will not constitute a waiver of those rights.

  Other. In the Merger Agreement, the terms "material adverse change" or "material adverse effect" are defined generally to mean any change or effect that, individually or in the aggregate, with such other changes or effects, is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, except for changes or effects relating to the economy in general or resulting from actions expressly contemplated by the Merger Agreement.

  The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(c)(1) to the Schedule 14D-1. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

THE TENDER AND VOTING AGREEMENT

  Pursuant to the Tender and Voting Agreement, ARCO has agreed that, if Purchaser commences the Offer, it will tender, or cause to be tendered prior to the expiration of the Offer, to the Purchaser, and not withdraw as long as the Tender and Voting Agreement remains in effect, all Shares over which it has sole voting and dispositive power (consisting of 80,000,001 Shares).

  ARCO has further agreed in the Tender and Voting Agreement that while such agreement is in effect, and except as contemplated thereby, ARCO will not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares owned by ARCO, (b) grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or (c) take any action that would make any representation or warranty of ARCO contained in the Tender and Voting Agreement untrue or incorrect or have the effect of preventing or disabling ARCO from performing its obligations under the Tender and Voting Agreement. ARCO also agreed that, while the Tender and Voting Agreement is in effect, it will promptly notify Lyondell and Purchaser of the number of new shares of Company Common Stock acquired by ARCO, if any, after the date thereof. Under the terms of the Tender and Voting Agreement, ARCO will, and will direct and use reasonable efforts to cause its officers, directors, employees, representatives, subsidiaries and agents to, immediately cease any discussions or negotiations with any parties other than Lyondell and Purchaser that may be ongoing with respect to a Takeover Proposal. While the Tender and Voting Agreement is in effect, ARCO has agreed that it will not, and will not authorize or permit any of its officers, directors, subsidiaries or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of them to, directly or indirectly, (a) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (b) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, ARCO determines in good faith, after consultation with its financial advisers, that a Takeover Proposal that has not been solicited, initiated or encouraged after the date thereof in violation of clause (a) above or of similar provisions in the Merger Agreement constitutes a Superior Proposal (as defined in the Merger Agreement), ARCO and the Company may (i) furnish information with respect to the Company and its Subsidiaries to the third party that has made such Takeover Proposal (and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party) pursuant to a customary and reasonable confidentiality agreement and (ii) participate in negotiations regarding such Takeover Proposal.

  In the Tender and Voting Agreement, ARCO agrees that, during the time the Tender and Voting Agreement is in effect, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, it shall (a) appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; (b) vote its Shares in favor of the Merger and approval and adoption of the Merger Agreement, and any action required in furtherance thereof; (c) vote its Shares against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement; and (d) vote its Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company. In furtherance of the foregoing, under the Tender and Voting Agreement, ARCO irrevocably constitutes and appoints Lyondell as its attorney and proxy pursuant to the provisions of Section 212(c) of the DGCL, with full power of substitution and resubstitution, to vote the Shares at any meeting of stockholders of the Company, however called, or in connection with any action by written consent by the stockholders of the Company, in each case only as and to the extent provided in clauses (a), (b) and (c) of the preceding sentence, provided, however, that, without limiting the foregoing, in any such vote or other action pursuant to such proxy, Lyondell will not in any event have the right (and such proxy will not confer the right) to vote against the Merger, to vote to reduce the Offer Price or the Merger consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including ARCO) under the Offer or the Merger Agreement or to reduce the obligations of Lyondell thereunder; and provided, further, that the proxy granted pursuant to this paragraph will irrevocably cease and will be of no further force or effect upon (x) any breach by Lyondell of any of its obligations under Section 1.1(a) of the Merger Agreement, (y) any violation by Lyondell of any of the terms of the Tender and Voting Agreement or (z) the termination of the Merger Agreement or the Tender and Voting Agreement in accordance with its terms.

  The Tender and Voting Agreement provides that the Tender and Voting Agreement will terminate on the earliest of (i) payment to ARCO of the full purchase price for the Shares, (ii) the consummation of the Merger, and (iii) the termination of the Merger Agreement in accordance with its terms. The Tender and Voting

Agreement also provides that it may be terminated by ARCO if Lyondell fails to comply with certain of its obligations in connection with the making of the Offer pursuant to the Merger Agreement. The Tender and Voting Agreement provides that, in the event of a termination thereof, the Tender and Voting Agreement will forthwith become void and there will be no liability or obligation on the part of Lyondell, Purchaser or ARCO or their respective officers or directors under the Tender and Voting Agreement thereafter, except as specifically provided in the Tender and Voting Agreement.

  The foregoing summary of the Tender and Voting Agreement is qualified in its entirety by reference to the Tender and Voting Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1. The Tender and Voting Agreement should be read in its entirety for a more complete description of the matters summarized above.

THE TAX AGREEMENT

  In connection with the negotiation of the Merger Agreement and the Tender and Voting Agreement, ARCO, the Company and Lyondell also entered into a Tax Agreement dated as of June 18, 1998 (the "Tax Agreement"), and ARCO and Lyondell entered into a related Guaranty dated as of June 18, 1998, pursuant to which Lyondell, as of the date of the consummation of the Offer, will guarantee the obligations of the Company under the Tax Agreement and previous tax agreements between the Company and ARCO.

  The Tax Agreement provides that the parties will make a Section 338(h)(10) Election for federal income tax purposes and a similar election for certain state income tax purposes to treat the disposition of the Shares pursuant to the Offer and the Merger as, in effect, a sale of assets by the Company and its subsidiaries ("Company Group"). As a result, Lyondell will have a basis in the assets of the Company Group for such federal and state income tax purposes equal to the amount paid by Lyondell for the Shares plus the amount of Company Group liabilities ("Gross Purchase Price"), and the Company Group will recognize taxable gain equal to the excess of the Gross Purchase Price over its adjusted tax basis in the assets ("Sale Gain"). Because ARCO owns more than 80% of the outstanding Shares, the Company Group is currently a part of the affiliated group of corporations headed by ARCO that file a consolidated return ("ARCO Group"). Accordingly, the entire Sale Gain will be included in the consolidated tax return filed by the ARCO Group, and ARCO will be liable for the tax attributable thereto, even though ARCO owns less than 100% of the outstanding Shares.

  The Tax Agreement also provides that, other than taxes attributable to the Sale Gain, the Company and Lyondell will be responsible for the tax liabilities of the ARCO Group that are attributable to the Company Group. The Company and Lyondell will also indemnify ARCO against any taxes attributable to the recapture of dual consolidated losses incurred by the Company Group and reflected on an ARCO Group consolidated return. Lyondell does not expect the taxes for which it and the Company Group are liable to be materially different from the amounts previously paid or provided for.

PLANS FOR THE COMPANY

  If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, Lyondell currently intends to request the Company to reduce the number of its directors and to designate Lyondell representatives as a majority of the Company's Board of Directors. Following completion of the Offer and the Merger, Lyondell intends to integrate the Company's operations with those of Lyondell under the direction of Lyondell's management. Lyondell believes that, because of the strategic fit of the Company's operations with Lyondell's operations, the combination of Lyondell and the Company will serve to maximize Lyondell shareholder value. While Lyondell does not have any current plans with respect to the sale or other disposition of any other significant assets of the Company or any other material change in the Company's business, Lyondell may determine to do so after further review. Lyondell currently intends to relocate the corporate headquarters of the Company to Houston, Texas.

APPRAISAL RIGHTS

  The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING PRIVATE TRANSACTIONS

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

  Except as otherwise described in this Offer to Purchase, the Purchaser and Lyondell have no current plans or proposals that would relate to, or result in, an extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors, any material change in the Company's present capitalization or dividend policy, any other material change in the Company's corporate structure or business, causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. DIVIDENDS AND DISTRIBUTIONS

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Lyondell of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Lyondell for any breach of the Merger Agreement, including termination thereof.

  If the Company should (a) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (b) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of currently outstanding Company Stock Options), or (c) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms) or as provided for in the Merger Agreement; then, subject to the provisions described in Section 14, the Purchaser may, subject to the terms of the Merger Agreement (which restrict the Purchaser from taking certain actions without the consent of the Company), make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after June 18, 1998, the Company should declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than the dividends permitted under the Merger Agreement as described in clause (b)(i) under the heading "The Merger Agreement--Conduct of Business" in Section 12), then, subject to the provisions described in
Section 14 and subject to the terms of the Merger Agreement (which restrict the Purchaser from taking certain actions without the consent of the Company),
(a) the Offer Price may be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer but subject to the terms and conditions of the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer if (i) the Minimum Condition shall not have been satisfied or (ii) the HSR Condition shall not have been satisfied. Furthermore, Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if after the date of the Merger Agreement and before acceptance of such Shares for payment or the payment therefor pursuant to the Offer, any of the following conditions has occurred and continues to exist as of a scheduled expiration date of the Offer (as extended, if required, pursuant to the Merger Agreement), other than as a result of a breach by Lyondell or Purchaser of any of their obligations under the Merger Agreement:

    (a) there shall have been entered and then in effect any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Lyondell, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that: (i) makes illegal or otherwise restrains or prohibits the consummation of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, the Shares by Purchaser or any of its affiliates, or the consummation of the Merger;
  (ii) prohibits the ownership or operation by the Company or any of its subsidiaries, or Lyondell or any of its subsidiaries, of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Lyondell or its subsidiaries, taken as a whole, or materially limits the ownership or operation by the Company or any of its subsidiaries, or Lyondell or any of its subsidiaries, of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Lyondell and its subsidiaries, taken as a whole, or compels Lyondell or any of its subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or Lyondell and its subsidiaries, taken as a whole, in any such case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposes substantial limitations on the ability of Lyondell, Purchaser or any of Lyondell's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares; or (iv) requires divestiture by Lyondell or Purchaser or any of their affiliates of any material portion of the Shares; provided, however, that this paragraph
  (a) will not apply to or include any consent decree or agreement entered into by Lyondell, or any other action taken by Lyondell, in connection with satisfying its obligations under the Merger Agreement that are summarized under the heading "Purpose of the Offer; The Merger Agreement; The Tender and Voting Agreement--The Merger Agreement--Reasonable Efforts; Notification" in Section 12;

    (b) there shall have occurred any material adverse change (as defined in the Merger Agreement) in the Company and its subsidiaries taken as a whole;

    (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a material adverse effect (as defined in the Merger Agreement) shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that would have a material adverse effect (as defined in the Merger Agreement) on the Company and its subsidiaries taken as a whole, in each case as if such representations and warranties were made at the time of such determination;

    (d) the Company shall not have performed and complied with in all material respects any material agreement or covenant of the Company to be performed or complied with by it under this Agreement and shall not have cured such default after having been given five business days written notice of such default by Lyondell; or

    (e) the Merger Agreement shall have been terminated in accordance with its terms;

    (f) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Lyondell or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; provided, however, that clauses (i) and (iii) of this paragraph (f) shall not apply to or include (x) a determination that a Takeover Proposal is a Superior Proposal or (y) giving notice of a Superior Proposal to Purchaser as contemplated by the Merger Agreement; or

    (g) there shall have occurred and continued to exist for at least three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the U.S. (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a mandatory limitation by a U.S. federal Governmental Entity or a change in the general financial, banking or capital markets which results in a general inability of major financial institutions in the United States to fulfill their obligations under commitments to extend credit, or (iv) or in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

  The foregoing conditions in paragraphs (a) through (g) are for the sole benefit of Purchaser and Lyondell and may, subject to the terms of the Merger Agreement be waived by Purchaser and Lyondell in whole or in part at any time and from time to time in their sole discretion. The failure by Lyondell or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Lyondell with representatives of the Company, none of the Purchaser, Lyondell or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Lyondell currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement and the transactions contemplated thereby. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

  In addition, Pennsylvania has adopted a Takeover Disclosure Law which purports to regulate attempts to acquire a corporation which (i) is incorporated in Pennsylvania or (ii) has its principal place of business and substantial assets located in Pennsylvania. The Company's executive offices are located in Newtown Square, Pennsylvania. Because the Company Board has recommended acceptance of the Offer, the Offer is exempt from the registration requirements of such law provided that certain information is filed with the Pennsylvania Securities Commission and Purchaser undertakes to notify the Company's shareholders that such filing must be made with the Pennsylvania Securities Commission, must include substantial information about the Offer and must be available for inspection at the offices of the Pennsylvania Securities Commission, 1010 N. 7th Street, 2nd Floor, Harrisburg, Pennsylvania 17102 during normal business hours. Purchaser intends to make such filing, and the distribution of this Offer to Purchase to the Company's shareholders constitutes the required notification to them.

  Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Lyondell has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Lyondell of a Notification and Report Form with respect to the Offer, unless Lyondell receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Lyondell expects to make such filing on June 25, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Lyondell concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Lyondell with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Lyondell. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Lyondell or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  Other Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

  J.P. Morgan is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Lyondell in connection with its efforts to acquire the Company. Pursuant to an engagement letter dated February 17, 1998, between Lyondell and J.P. Morgan, Lyondell paid J.P. Morgan a fee of $250,000. In addition, Lyondell will pay J.P. Morgan a fee of $7,500,000 upon the earlier to occur of (i) consummation of the Merger and (ii) six months following consummation of the Offer. Lyondell has also agreed to reimburse J.P. Morgan for its expenses, including the fees and expenses of its counsel, in connection with its engagement, and to indemnify J.P. Morgan and certain related persons against certain liabilities and expenses, including certain liabilities under federal securities laws.

  J.P. Morgan has rendered various investment banking and other advisory services to Lyondell and its affiliates in the past and is expected to continue to render such services for which it has received and will continue to receive customary compensation from Lyondell and its affiliates.

  The Purchaser and Lyondell have retained Georgeson & Company Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

  Neither the Purchaser nor Lyondell will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Lyondell is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Lyondell becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR LYONDELL NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser and Lyondell have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          Lyondell Acquisition Corporation

June 24, 1998

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          LYONDELL AND THE PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF LYONDELL. The name, business address, present principal occupation or employment and employment history of each of the directors and executive officers of Lyondell are set forth below. All such directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, the principal business address of each director or executive officer is Lyondell Petrochemical Company, 1221 McKinney, Suite 1600, Houston, Texas 77010
                                     PRESENT PRINCIPAL OCCUPATION OR
                                     EMPLOYMENT; MATERIAL POSITIONS HELD
                                     DURING THE PAST FIVE YEARS

NAME, AGE AND BUSINESS
ADDRESS                              ---------------------------
--------------------------

William T. Butler, 65............    Chiarman of the Board of Directors of
Baylor College of Medicine           Lyondell since June 30, 1997. Director of
One Baylor Plaza                     Lyondell since January 1989. Chancellor
Room 177A                            of Baylor College of Medicine since
Houston, Texas 77030                 January 1996. President and Chief
                                     Executive Officer of Baylor College of
                                     Medicine from 1979 until January 1996.
                                     Director of C. R. Bard, Inc. and
                                     Browning-Ferris Industires Inc.

Travis Engen, 53.................    Director of Lyondell since April 1995.
ITT Industries, Inc.                 Chairman, President and Chief Executive
4 West Red Oak Lane                  of ITT Industries, Inc. (a diversified
White Plains, New York 10604         manufacturing company) since December
                                     1995. Executive Vice President and a
                                     member of the Management Policy Committee of ITT Corporation from 1991 to December
                                     1995. Director of Alcan Aluminium
                                     Limited.

Stephen F. Hinchliffe, Jr., 64...    Director of Lyondell since March 1991.
445 South Figueroa, Suite 3250       Chairman of the Board and Chief Executive
Los Angeles, California 90071        Officer of BHH Management, Inc., the
                                     managing partner of Leisure Group, Inc.
                                     (a manufacturer of consumer products)
                                     since 1988.

Dudley C. Mecum II, 63...........    Director of Lyondell since January 1989.
                                     Managing Director of Capricorn Holdings
                                     LLC (a firm specializing in leveraged
                                     buyouts) since July 1997. Partner with
                                     the merchant banking firm of G. L.
                                     Ohrstrom & Company from August 1989 until
                                     January 1997. Director of The Travelers
                                     Group, Dynacorp, VICORP Restaurants,
                                     Inc., Fingerhut Companies, Inc.,
                                     Travelers Property Casualty Corporation,
                                     Metris Companies, Inc. and Suburban
                                     Propane LLP.

Dan F. Smith, 52.................    Chief Executive Officer of Lyondell since
                                     December 1996, President of Lyondell
                                     since August 1994 and Director of
                                     Lyondell since October 1988. Chief
                                     Executive Officer of Equistar Chemicals,
                                     LP ("Equistar"), a petrochemicals and
                                     polymers joint venture owned 57 percent
                                     by Lyondell, since December 1, 1997.
                                     Chief Operating Officer of Lyondell from
                                     May 1993 to December 1996.

Paul R. Staley, 68...............
                                     Director of Lyondell since January 1989.
                                     Chairman of the National Vision
                                     Foundation since August 1994. Chairman of the Executive Committee of the Board of Directors of P.

                                     PRESENT PRINCIPAL OCCUPATION OR
NAME, AGE AND BUSINESS               EMPLOYMENT; MATERIAL POSITIONS HELD
ADDRESS                              DURING THE PAST FIVE YEARS
--------------------------           ---------------------------

                                     Q. Corporation (an industry supplier of
                                     silicates) from January 1991 until August
                                     1994.

T. Kevin DeNicola, 44............    Vice President, Corporate Development of
                                     Lyondell since May 1998. Director,
                                     Investor Relations of Lyondell from March
                                     1996 until May 1998. Product Manager of
                                     Lyondell from March 1993 until March
                                     1996.

Kerry A. Galvin, 37..............    Chief Corporate Counsel and Corporate
                                     Secretary of Lyondell since December
                                     1997. Finance and Securities Counsel and
                                     Assistant Secretary of Lyondell prior
                                     thereto.

Allen C. Holmes, 50..............    Vice President, Tax and Business Systems
                                     of Lyondell since May 1998. Vice
                                     President and General Tax Officer of
                                     Atlantic Richfield Company from March
                                     1991 through December 1997.

Jeffrey R. Pendergraft, 50.......    Senior Vice President and Chief
                                     Administrative Officer of Lyondell since
                                     December 1997. Senior Vice President of
                                     Lyondell since May 1993. Vice President,
                                     General Counsel and Secretary of Lyondell since 1988.

Edward W. Rich, 48...............    Vice President, Finance and Treasurer of
                                     Lyondell since February 1998. Treasurer
                                     of Dow Corning Corporation from February
                                     1993 through January 1998.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Lyondell Acquisition Corporation in care of Lyondell, 1221 McKinney, Suite 1600, Houston, Texas 77010. All such directors and executive officers listed below are citizens of the United States. Further information concerning the directors and executive officers listed below, each of whom also serves as an executive officer of Lyondell, is provided above.


                                     PRESENT PRINCIPAL OCCUPATION OR
NAME, AGE AND BUSINESS               EMPLOYMENT; MATERIAL POSITIONS HELD
ADDRESS                              DURING THE PAST FIVE YEARS
--------------------------           ---------------------------

Dan F. Smith, 51.................    Chairman, President, Chief Executive
                                     Officer and Director of Purchaser

T. Kevin DeNicola, 44............    Vice President of Purchaser

Kerry A. Galvin, 37..............    Vice President, Secretary and General
                                     Counsel of Purchaser

Jeffrey R. Pendergraft, 50.......    Executive Vice President and Director of
                                     Purchaser

Edward W. Rich, 48...............    Vice President and Treasurer of Purchaser

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK

         By Mail:                By Facsimile           By Hand or Overnight
                                Transmission:                Delivery:


                                (for Eligible
                              Institutions only)

    Tender & Exchange                                    Tender & Exchange
        Department              (212) 815-6213               Department
      P.O. Box 11248                                     101 Barclay Street
  Church Street Station                                 Receive and Deliver
New York, New York 10286-                                      Window
           1248                                       New York, New York 10286

                               For Information
                                  Telephone:
                                (800) 507-9357

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.
                               ----------------
                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800

                        CALL TOLL FREE: 1-800-223-2064

                     THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.

                                60 WALL STREET
                           NEW YORK, NEW YORK 10260
                                (212) 648-9827